Exhibit 10.1

Execution Version

CytoSorbents Corporation

Controlled Equity OfferingSM

Amendment No. 1 to

Sales Agreement

July 26, 2018

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated November 4, 2015, including the Schedules and Exhibits thereto (the “Sales Agreement”), between Cantor Fitzgerald & Co. (“CF&Co”) and CytoSorbents Corporation, a Delaware corporation (the “Company”), pursuant to which the Company agreed to sell through CF&Co, as sales agent, shares of common stock, par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Company (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. CF&Co and the Company agree as follows:

A.       Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1.       Section 13(d) of the Sales Agreement is hereby amended and restated in its entirety as follows: “Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the expiration of the Registration Statement on Form S-3 that is being filed by the Company on July 26, 2018; provided that the provisions of Section 8, Section 11, Section 12, Section 18 and Section 19 hereof shall remain in full force and effect notwithstanding such termination.”

2.       Schedule 1 is amended by deleting the words “November 4, 2015” and replacing them with “November 4, 2015, as amended on July 26, 2018.”

3.       The first sentence of the Form of Representation Date Certificate Pursuant to Section 7(l) is amended to delete the words “November 4, 2015” and replace them with “November 4, 2015, as amended on July 26, 2018.”

B.       No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

C.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

D.       Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

CytoSorbents Corporation

By:	/s/ Phillip P. Chan, MD, PhD
Name: Phillip P. Chan, MD, PhD
Title: Chief Executive Officer

ACCEPTED as of the date first above written:

CANTOR FITZGERALD & CO.

By:	/s/ Mark Kaplan
Name: Mark Kaplan
Title: Chief Operating Officer

Signature Page

CytoSorbents Corporation – Amendment No. 1 To Sales Agreement